EXHIBIT 10.1

BROKERS AGREEMENT

This Brokers Agreement (the “Agreement”) entered into as of this 21st day of October, 2005, by and between CORPORACION PIPASA, S.A., a corporation organized under the laws of Costa Rica (the “Company”), and SAMA INTERNACIONAL (G.S.) SOCIEDAD ANÓNIMA, a corporation organized under the laws of Costa Rica (the “Broker”).

RECITALS

WHEREAS, the Company is currently in negotiations with Banco de Costa Rica (the “Seller”) for the Company to purchase from the Seller a 21,206.89 square meter cold storage facility on a parcel of property (the “Transaction”);

WHEREAS, Broker has assisted the Company in connection with the negotiations and will continue to assist the Company in consummating the Transaction in accordance with such terms and conditions as are agreed to by the Company and the Seller; and

WHEREAS, as consideration for Broker’s services, the Company and Broker have agreed to execute and deliver this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration for the mutual agreements herein contained, the Company and Broker agree as follows:

1. Retention of Broker. The Company hereby engages Broker, and Broker accepts such engagement, to act as the exclusive agent of the Company for the purpose of assisting the Company in connection with the consummation of the Transaction. Broker acknowledges and agrees that no compensation will be due Broker if the Transaction is not consummated on or before December 31, 2005 (the “Outside Closing Date”).

2. Term. The term of this Agreement shall commence as of the date hereof and shall terminate upon the earlier of the consummation of the Transaction or December 31, 2005 (the “Term”).

3. Scope of Services. During the Term, Broker agrees to provide such services as are reasonably requested by the Company and shall devote such time as may be reasonably required to perform such services.

4. Company Rights. The Company may refuse, in its sole discretion, to discuss, negotiate or continue negotiations with the Seller with respect to the Transaction at any time, and may at any time withdraw its decision to pursue the Transaction, without incurring any liability to Broker for any reason whatsoever, including any payment obligations pursuant to Section 5.

5. Compensation.

(a) In the event that the Transaction is consummated on or prior to the Outside Closing Date, the Company shall pay Broker an amount equal to five percent (5%) of the aggregate purchase price to be paid by the Company to the Seller on the date of the consummation of the Transaction (the “Compensation”), pursuant to and in accordance with the definitive agreement executed by the Company and the Seller (the “Definitive Agreement”). The Compensation will be paid to Broker in five (5) equal monthly installments, with the first such installment being payable on the 30th day of the calendar month immediately following the date of the Closing of the Definitive Agreement.

(b) The Compensation shall be payable to Broker only if the Transaction is consummated with the Purchaser on or prior to the Outside Closing Date.

(c) Broker shall be solely responsible for all its costs and expenses incurred during the period of its engagement under this Agreement.

6. Termination of Agreement; Survival. Subject to the provisions of paragraphs 5, 7, 8, and 12, which shall survive any termination or expiration of this Agreement, either party may terminate Broker’s engagement hereunder at any time with or without cause by giving at least ten (10) days prior written notice.

7. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of Costa Rica, without regard to the principles of conflicts of laws.

8. Capacity. Nothing contained in this Agreement shall be interpreted so as to make Broker an agent or partner of the Company, and Broker shall have no power or authority to act for or on behalf of the Company or to obligate the Company in any manner whatsoever. Broker is, and at all times during the term of this Agreement shall be, an independent contractor.

9. Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the subject matter covered by this Agreement. This Agreement cannot be changed, modified or discharged orally, but only if consented to in writing by all of the parties hereto.

10. Benefit; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, assigns, heirs, beneficiaries, estate, executor and personal representatives, provided, that the duties and obligations of Broker hereunder are personal services and may not be assigned without the prior written consent of the Company.

11. Authority. The Company and Broker each represents and warrants it has the authority to enter into this Agreement and it is bound hereto and that its performance hereunder shall not cause a default or breach of any other agreement to which it is a party.

12. Prevailing Party. If any party commences an action against the other to interpret or enforce any of the terms of this Agreement or as a result of a breach by the other party of any terms hereof, the nonprevailing party shall pay to the prevailing party attorneys’ fees and disbursements and all other costs and expenses incurred in connection with the prosecution or defense of such action (including at any appellate level).

13. Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

CORPORACION PIPASA, S.A.

By:
Name:
Title:

SAMA INTERNACIONAL (G.S.)
SOCIEDAD ANÓNIMA

By:
Name:
Title: